                                                               EXHIBIT 28(H)(5)

                         EXPENSE LIMITATION AGREEMENT

   This Expense Limitation Agreement, effective as of April 29, 2011, by and between Lincoln Investment Advisors Corporation ("LIA") and Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of its series set forth in Schedule A to this Agreement (the "Funds").

   WHEREAS, the Trust and LIA, the investment adviser to the Funds, have previously entered into an Expense Limitation Agreement, effective as of April 30, 2007 with respect to the LVIP 2010 Profile Fund, LVIP 2020 Profile Fund, LVIP 2030 Profile Fund, and LVIP 2040 Profile Fund (individually, a "Fund" and collectively, "Funds"); and

   WHEREAS, the Board of Trustees has approved the restructuring of the Funds and has determined that it is appropriate and in the best interests of each Fund to enter into an Expense Limitation Agreement.

   NOW THEREFORE, the parties hereto agree as follows:

1. Expense Limitation.

   (a) Applicable Expense Limit. To the extent that the ordinary operating expenses ("Fund Operating Expenses") incurred by a Fund in any fiscal year, including, but not limited to, investment management fees of LIA and amounts payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940 Act (the "1940 Act"), but excluding interest, taxes, brokerage commissions, extraordinary expenses such as litigation, and other expenses not incurred in the ordinary course of such Fund's business, exceed the Operating Expense Limit, as defined below, such excess amount (the "Excess Amount") shall be the liability of LIA.

   (b) Operating Expense Limit. The Operating Expense Limit in any year with respect to each Fund shall be the amount specified in Schedule A based on a percentage of the average daily net assets of each Fund.

   (c) Method of Computation. To determine LIA's obligation with respect to the Excess Amount, each day the Fund Operating Expenses for each Fund shall be estimated and accrued. Each day, the Fund shall also calculate an Operating Expense Limit Amount, based on each Fund's average net assets and its Annual Expense Limit. If the total expenses exceed the Operating Expense Limit Amount, the Fund shall record a receivable from LIA in an amount equal to the Excess Amount less any such receivables previously recorded for the fiscal period. Shortly after the end of each month, the Fund shall deliver to LIA a statement indicating the Excess Amount owed to the Fund for the month and LIA will remit to the Fund an amount that is sufficient to pay that monthly Excess Amount. LIA's method of notification and payment to the Fund shall be as mutually agreed upon by LIA and the Fund.

   (d) Adjustment Payments. At least annually, and more frequently throughout the year if mutually agreed to by the parties, an adjustment payment shall be made by the appropriate party

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in order that the payments remitted by LIA to each Fund with respect to the previous fiscal year shall equal the Excess Amount for that Fund.

2. Term and Termination of Agreement.

   This Agreement will continue with respect to each Fund at least through April 30, 2012, and renew automatically for one year terms unless LIA provides written notice of termination of the Agreement to a Fund at least ten (10) days prior to the end of the then current term.

3. Miscellaneous.

   (a) This Expense Limitation Agreement supersedes and replaces the Expense Limitation Agreement, effective April 30, 2007, by and between LIA and the Trust, with respect to the Funds.

   (b) Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility regarding the affairs of the Trust or the Funds.

   (c) Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Management Agreement or the 1940 Act.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives, all as of the day and year first above written.

 LINCOLN INVESTMENT ADVISORS          LINCOLN VARIABLE INSURANCE PRODUCTS
 CORPORATION                          TRUST

 By: /s/ Kevin J. Adamson             By: /s/ William P. Flory, Jr.
 Name:  Kevin J. Adamson              Name:  William P. Flory, Jr.
 Title: Second Vice President         Title: Chief Accounting Officer and Second
                                             Vice President

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                                  SCHEDULE A

                           OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

                                            MAXIMUM OPERATING EXPENSE LIMIT
             NAME OF FUND               (AS A PERCENTAGE OF AVERAGE NET ASSETS)
 -------------------------------------  ---------------------------------------
 LVIP 2010 Profile Fund                  Standard Class: 0.30%
                                         Service Class: 0.55%

 LVIP 2020 Profile Fund                  Standard Class: 0.30%
                                         Service Class: 0.55%

 LVIP 2030 Profile Fund                  Standard Class: 0.30%
                                         Service Class: 0.55%

 LVIP 2040 Profile Fund                  Standard Class: 0.30%
                                         Service Class: 0.55%

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